Exhibit 99.1

News Release

Contacts:
First Solar, Inc.
Jens Meyerhoff	Larry Polizzotto
Chief Financial Officer	Vice President, Investor Relations
(602) 414 - 9315	(602) 414 - 9315
investor@firstsolar.com	lpolizzotto@firstsolar.com

First Solar, Inc. Announces 2009 First Quarter Financial Results

Tempe, Ariz. —  April 29, 2009 — First Solar, Inc. (Nasdaq: FSLR) today announced its financial results for the first quarter ended March 28, 2009. Quarterly revenues were $418.2 million, down from $433.7 million in the fourth quarter of fiscal 2008 and up from $196.9 million in the first quarter of fiscal 2008.

Net income for the first quarter of fiscal 2009 was $164.6 million or $1.99 per share on a fully diluted basis, up from $132.8 million or $1.61 per share on a fully diluted basis for the fourth quarter of fiscal 2008 and up from $46.6 million or $0.57 per share on a fully diluted basis for the first quarter of fiscal 2008.

First Solar will discuss these results and expected results for fiscal 2009 in a conference call scheduled for today at 1:30 p.m. MST (4:30 p.m. EDT). Investors may access a live audio webcast of this conference call in the Investors section of the Company’s Web site at http://www.firstsolar.com. An audio replay of the conference call will also be available approximately two hours after the conclusion of the call. The audio replay will remain available until Friday, May 1, 2009 at 11:59 p.m. EDT and can be accessed by dialing 888-286-8010 if you are calling from within the United States or 617-801-6888 if you are calling from outside the United States and entering access code 93319217. A replay of the webcast will be available on the Investor section on the Company’s Web site approximately two hours after the conclusion of the call and will remain available for 90 calendar days.

About First Solar, Inc.

First Solar, Inc. (Nasdaq: FSLR) is changing the way the world is powered by creating truly sustainable solar energy solutions. First Solar manufactures solar modules with an advanced semiconductor technology and provides comprehensive PV system solutions. By constantly decreasing manufacturing costs, First Solar is creating an affordable and environmentally responsible alternative to fossil-fuel generation. First Solar modules are most effective when demand for traditional forms of energy is at its peak. First Solar set the benchmark for environmentally responsible product life cycle management by introducing the industry's first comprehensive, pre-funded collection and recycling program for solar modules. From raw material sourcing through end-of-life collection and recycling, First Solar is focused on creating cost-effective renewable energy solutions that protect and enhance the environment. For more information about First Solar, please visit www.firstsolar.com, or www.firstsolar.com/media to download photos.

For First Solar Investors:

This release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Those statements involve a number of factors that could cause actual results to differ materially, including risks associated with the company's business involving the company's products, their development and distribution, economic and competitive factors and the company's key strategic relationships and other risks detailed in the company's filings with the Securities and Exchange Commission. First Solar assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

FIRST SOLAR, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
 (Unaudited)

	Three Months Ended
	March 28, 2009	March 29, 2008
Net sales	$418,208	$196,915
Cost of sales	182,924	92,591
Gross profit	235,284	104,324
Operating expenses:
Research and development	11,704	4,760
Selling, general and administrative	49,315	28,671
Production start-up	6,209	12,761
Total operating expenses	67,228	46,192
Operating income	168,056	58,132
Foreign currency gain	1,834	774
Interest income	2,103	6,685
Interest expense, net	(935)	(4)
Other expense, net	(1,326)	(378)
Income before income taxes	169,732	65,209
Income tax expense	5,137	18,590
Net income	$164,595	$46,619
Net income per share:
Basic	$2.01	$0.59
Diluted	$1.99	$0.57
Weighted-average number of shares used in per share calculations:
Basic	81,685	79,059
Diluted	82,612	81,607

FIRST SOLAR, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
 (Unaudited)

	March 28, 2009	December 27, 2008
ASSETS
Current assets:
Cash and cash equivalents	$624,932	$716,218
Marketable securities — current	172,176	76,042
Accounts receivable, net	184,790	61,703
Inventories	131,468	121,554
Deferred project costs	12,259	710
Economic development funding receivable	—	668
Deferred tax asset, net — current	11,658	9,922
Prepaid expenses and other current assets	102,421	90,584
Total current assets	1,239,704	1,077,401
Property, plant and equipment, net	867,660	842,622
Deferred tax asset, net — noncurrent	61,987	61,325
Marketable securities — noncurrent	14,460	29,559
Restricted cash and investments	30,148	30,059
Investment in related party	25,000	25,000
Goodwill	33,829	33,829
Other assets — noncurrent	15,644	14,707
Total assets	$2,288,432	$2,114,502
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$41,853	$46,251
Income tax payable	102,242	99,938
Accrued expenses	86,250	140,899
Current portion of long-term debt	32,952	34,951
Other current liabilities	52,542	59,738
Total current liabilities	315,839	381,777
Accrued collection and recycling liabilities	45,366	35,238
Long-term debt	195,216	163,519
Other liabilities — noncurrent	26,339	20,926
Total liabilities	582,760	601,460
Stockholders’ equity:
Common stock, $0.001 par value per share; 500,000,000 shares authorized; 81,844,290 and 81,596,810 shares issued and outstanding at March 28, 2009 and December 27, 2008, respectively	82	82
Additional paid-in capital	1,194,324	1,176,156
Accumulated earnings	525,820	361,225
Accumulated other comprehensive loss	(14,554)	(24,421)
Total stockholders’ equity	1,705,672	1,513,042
Total liabilities and stockholders’ equity	$2,288,432	$2,114,502